Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE PHOENIX COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1599088
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One American Row

Hartford, Connecticut 06102

(Address of principal executive offices)

The Phoenix Companies, Inc. Directors Equity Deferral Plan

(Full title of the plan)

Tracy L. Rich, Esq.

Executive Vice President, General Counsel and Secretary

The Phoenix Companies, Inc.

One American Row

Hartford, Connecticut 06102-5056

(Name and address of agent for service)

(860) 403-5000

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock par value, $.01 per share	1,000,000 shares	$1.77	$1,770,000.00	$98.77

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low price per share of Common Stock as reported on the New York Stock Exchange on June 12, 2009.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

This Registration Statement on Form S-8 is filed for the purpose of registering 1,000,000 shares of common stock, par value $.01, (the “Common Stock”) of The Phoenix Companies Inc. (the “Company”) issuable pursuant to The Phoenix Companies, Inc. Directors Equity Deferral Plan (the “Plan”).

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference in this Registration Statement:

a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

c)	the Company’s Item 5.02 Current Report on Form 8-K filed on January 2, 2009, the Company’s Items 1.01, 8.01 and 9.01 Current Report on Form 8-K filed on January 6, 2009, the Company’s Items 8.01 and 9.01 Current Report on Form 8-K filed on January 6, 2009, the Company’s Item 8.01 Current Report on Form 8-K/A filed on January 7, 2009, amending the Company’s Items 1.01, 8.01 and 9.01 Current Report on Form 8-K filed on January 6, 2009, the Company’s Item 1.02 Current Report on Form 8-K filed on March 13, 2009, the Company’s Items 5.02 and 9.01 Current Report on Form 8-K filed on March 23, 2009, the Company’s Items 5.02 and 9.01 Current Report on Form 8-K filed on April 24, 2009 and the Company’s Items 5.02 and 9.01 Current Report on Form 8-K filed on May 4, 2009; and

d)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-55268).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered have been sold, or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

Mr. Tracy L. Rich, who provided the opinion set forth in Exhibit 5 hereto, is Executive Vice President, General Counsel and Secretary of the Company.

Item 6.	Indemnification of Directors and Officers.

The Company’s directors and officers may be indemnified against liabilities, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation and the Company’s bylaws. Such indemnification covers all costs and expenses incurred by a director or officer in his or her capacity as such. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the board of directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and the Company’s amended and restated certificate of incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

If the person involved is not a director or officer of the Company, the board of directors may cause us to indemnify, to the same extent allowed for the Company’s directors and officers, such person who was or is a party to a proceeding by reason of the fact that he or she is or was the Company’s employee or agent, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Company has policies in force and effect that insure the Company’s directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference as indicated or filed herewith.

EXHIBIT NO.	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-73896), filed on November 21, 2001, as amended).

4.2	By-Laws of the Company, as amended June 5, 2003 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed March 11, 2005).

4.3	Stockholder Rights Agreement, dated as of June 19, 2001, between the Company and Equiserve Trust Company, N.A. as Rights Agent (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (Registration No. 333-73896), filed November 21, 2001, as amended).

4.4	Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company (attached as Exhibit A to the Stockholder Rights Agreement filed as Exhibit 4.3 hereto).

4.5	Form of Right Certificate (attached as Exhibit B to the Stockholder Rights Agreement filed as Exhibit 4.3 hereto).

4.6	Form of Share Certificate for Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-55268), filed February 9, 2001, as amended).

5.1	Opinion of Tracy L. Rich, Executive Vice President, General Counsel and Secretary of the Company, as to the legality of the securities registered hereby, including the consent of such counsel.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Tracy L. Rich, Executive Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1).*

24.1	Power of Attorney.*

99.1	The Phoenix Companies, Inc. Directors Equity Deferral Plan (incorporated herein by reference to Exhibit 10.37 to the Company’s Quarterly Report on Form 10-Q filed May 8, 2008).

*	Filed herewith.

Item 9.	Undertakings.

A.	The undersigned registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in such prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2.	that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication to such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on June 15, 2009.

THE PHOENIX COMPANIES, INC.

By:	/s/ BONNIE MALLEY
Name: Title:	Bonnie Malley Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature		Title	Date

/s/ JAMES D. WEHR James D. Wehr		President and Chief Executive Officer and Director	June 15, 2009

/s/ PETER A. HOFMANN Peter A. Hofmann		Senior Executive Vice President and Chief Financial Officer	June 15, 2009

/s/ DAVID R. PELLERIN David R. Pellerin		Senior Vice President and Chief Accounting Officer	June 15, 2009

* Thomas S. Johnson		Chairman and Director	June 15, 2009

* Sal H. Alfiero		Director	June 15, 2009

* Martin N. Baily		Director	June 15, 2009

* Jean S. Blackwell		Director	June 15, 2009

* Peter C. Browning		Director	June 15, 2009

* Arthur P. Byrne		Director	June 15, 2009

* Sanford Cloud, Jr.		Director	June 15, 2009

* Gordon J. Davis		Director	June 15, 2009

* John H. Forsgren, Jr.		Director	June 15, 2009

* Ann Maynard Gray		Director	June 15, 2009

* John E. Haire		Director	June 15, 2009

* Jerry J. Jasinowski		Director	June 15, 2009

* Augustus K. Oliver, II		Director	June 15, 2009

* Arthur F. Weinbach		Director	June 15, 2009

*By	/s/ TRACY L. RICH Tracy L. Rich, Attorney-in-Fact		June 15, 2009